Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fusion Connect, Inc. on Form S-3 (No. 333-__________) of our report dated March 22, 2018, on our audits of the consolidated financial statements of Fusion Connect, Inc. as of December 31, 2017 and 2016 and for each of the years then ended, which report was included in the Company's Annual Report on Form 10-K filed on March 22, 2018. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
July 20, 2018